Exhibit 99.1

Remote Monitoring and Control Solutions Provider Acorn Reports

Q2’21 Revenue, Gross Profit and Net Income Growth;

Investor Call Today 11am ET

Wilmington, DE – August 9, 2021 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of Internet of Things (IoT) remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment, announced improved results for the year-to-date and second quarter periods ended June 30, 2021.

Summary Financial Results

($ in thousands)	6M’21	6M’20	Change	Q2’21	Q2’20	Change
Monitoring revenue	$2,025	$1,853	+9.3%	$1,017	$958	+6.2%
Hardware revenue	$1,291	$953	+35.5%	$594	$510	+16.5%
Total revenue *	$3,316	$2,806	+18.2%	$1,611	$1,468	+9.7%
Gross profit	$2,432	$1,944	+25.1%	$1,222	$1,022	+19.6%
Gross margin	73.3%	69.3%		75.9%	69.6%

* All of Acorn’s revenue is derived from its 99%-owned operating subsidiary, OmniMetrix.

Non-GAAP Measure

Reconciliation of GAAP Revenue to Cash-Basis Revenue

($ in thousands)	6M’21	6M’20	Q2’21	Q2’20
Total GAAP revenue	$3,316	$2,806	$1,611	$1,468
Less: Amortization of deferred revenue	(2,922)	(2,614)	(1,465)	(1,348)
Plus: Sales recorded to deferred revenue	3,087	2,604	1,705	1,347
Other adjustments and write-offs	(5)	(9)	(1)	6
Total cash-basis revenue **	$3,476	$2,787	$1,850	$1,473
Year-over-year growth	25%		26%

**See definition of Non-GAAP measure below.

Jan Loeb, Acorn CEO, commented “Demonstrating our continued growth and the positive operating leverage of our business model, Q2’21 revenue improved to $1.6M, and Acorn achieved its third consecutive profitable quarter. Year-to-date, our revenue improved by $510,000 to $3.3M with the majority of this increase dropping to bottom line, as we moved from a loss to a small profit, even as our operating expenses grew with more travel and staff additions. Our year-to-date GAAP revenue growth of 18% is in line with our long term growth goal of 20%.

“Further, our cash-basis revenue rose 26% to $1.9M in Q2’21 and 25% to $3.5M in the first six months of 2021, versus the year-ago periods. We view the non-GAAP measure of cash-basis revenue as a good indicator of our business progress as it includes hardware and monitoring revenues that are deferred and recognized over the term of our customer contracts.

“Gross margins have improved over the past few years through a variety of initiatives including the launch of new higher-value monitoring equipment and services, in addition to ongoing design improvements. We continue to make strategic investments in new product initiatives, such as our Smart Annunciator for critical electrical systems that was launched in late 2020 and the launch of our Remote A/C Disconnect (RAD) solution last week. We are working on other new product opportunities both for current customers as well as opportunities in adjacent Industrial IoT and remote monitoring markets.

“Our first-class engineering team designs exceptional products that are backed by an experienced and very knowledgeable technical support and sales engineering staff. This proven team with its deep industry expertise and excellent customer service represents a significant competitive advantage for our Company. Given our unique capabilities and track record, combined with the limited overall penetration of the large-scale industrial markets we serve, there are significant long term growth prospects for our Company, particularly as economic activity gradually returns to pre-pandemic levels.

“We feel we have the personnel, capabilities and solid financial base to continue to grow our business organically, while also pursuing complementary accretive growth opportunities. Given our NOL position of nearly $70M at year-end 2020, we accrued no income tax expense in the first half of 2021. We expect our NOL position should largely shield Acorn from cash income taxes for the foreseeable future, thereby benefiting the company’s cash flow.”

Financial Highlights

●	Revenue rose 10% to $1.6M in Q2’21 from $1.5M in Q2’20, including a 16% increase in hardware revenue and a 6% increase in monitoring revenue. The increased hardware revenue was due primarily to a more normalized sales environment in Q2’21, leading to more sales of next-generation monitors, including our Hero-2 pipeline and Rectifier monitors, versus Q2’20 revenue which was impacted by COVID-19 business disruptions. The increase in monitoring revenue is primarily due to a growing installed base of billable connections that results from new hardware sales, as well as efforts to shift the sales focus from residential to commercial and industrial customers.

●	6M’21 revenue increased 18% over 6M’20 revenue to $3.3M, due primarily to sales of custom-designed monitoring units and an increase in monitoring revenue.

●	Gross profit grew 20% in Q2’21 compared to Q2’20, and 25% in the first six months of 2021 compared to the first six months of 2020, principally due to increased hardware sales to commercial and industrial customers versus residential customers, an increase in accessory sales, and growth in high-margin monitoring revenue.

●	OmniMetrix’s total operating expenses increased 21% to $991,000 in Q2’21 from $822,000 in Q2’20, due to a $132,000 increase in selling, general and administrative (SG&A) costs and a $37,000 increase in R&D expenses. Higher SG&A is due to an increase in travel expenses, which were significantly lower than normal in 2020 due to COVID-19 travel and trade show restrictions; compensation and benefits for two new sales engineers hired in March 2021; increased sales commissions; and ongoing investments in technology infrastructure. Increased R&D expense is related to the development of next-generation products and possible new product lines.

●	OmniMetrix generated operating income of $231,000 in Q2’21 versus operating income of $200,000 in Q2’20. For the first six months of 2021, OmniMetrix operating income increased to $498,000 versus $149,000 in the first six months of 2020. The improvement in both periods is primarily due to increased hardware and monitoring revenue and a higher gross margin.

●	Acorn parent company SG&A costs increased 2% to $226,000 in Q2’21 from $222,000 in Q2’20 and declined vs. $241,000 in Q1’21, due to the timing of certain expenses. Acorn does not expect annual corporate overhead to change materially except as may be required to support the growth of its OmniMetrix subsidiary and for typical annual increases in professional fees and insurance premiums.

●	Reflecting improved performance at OmniMetrix, Q2’21 net income attributable to Acorn shareholders improved by $35,000 to $2,000, or $0.00 per share, from a net loss of $33,000, or ($0.00) per share, in Q2’20. For the first six months of 2021, net income attributable to Acorn shareholders improved by $338,000 to $22,000, or $0.00 per share, from a net loss of $316,000, or ($0.01) per share, in the first six months of 2020.

Liquidity and Capital Resources

Consolidated cash and cash equivalents were $1,955,000 at the close of Q2’21, compared to $1,760,000 at the close of Q2’20 and $2,063,000 at December 31, 2020. In Q1’21, OmniMetrix paid off the $149,000 balance on its receivables-based line of credit, given the company’s current cash position and expected future cash flow from operations.

Cash generated from operating activities for the year-to-date period was $83,000 compared to $78,000 in the first six months of 2020. The Company continues to invest in technology and software development, spending $42,000 in the current year-to-date period compared to $88,000 in the prior-year period. Acorn expects to invest approximately $100,000 more by year-end 2021.

Although the economy has begun to rebound from the COVID-19 shutdowns and this has helped Acorn to regain momentum in its sales efforts to date in 2021, the potential impact of COVID-19 remains uncertain. The Company’s operations could be materially affected by the pandemic, including a material adverse impact on the Company’s financial position, operations and cash flows. Possible impacts may include, but are not limited to, disruption to the Company’s customers, revenue or supply chain, as well as employee absenteeism.

Investor Call Details

Date/Time:	Monday, August 9th at 11:00 am ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment. OmniMetrix’s proven, cost-effective solutions make critical systems more reliable. The company monitors tens of thousands of assets for customers, which include 25 Fortune/Global 500 companies. In addition to residential generators, OmniMetrix solutions monitor critical equipment used by cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business, reaching profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Follow us

Twitter: @Acorn_IR and @OmniMetrix

Investor Relations Contacts
Catalyst IR
William Jones, 267-987-2082
David Collins, 212-924-9800
acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Six months ended June 30,		Three months ended June 30,
	2021	2020	2021	2020

Revenue	$3,316	$2,806	$1,611	$1,468
Cost of sales	884	862	389	446
Gross profit	2,432	1,944	1,222	1,022
Operating expenses:
Research and development expense	353	293	175	138
Selling, general and administrative expense	2,048	1,947	1,042	906
Total operating expenses	2,401	2,240	1,217	1,044
Operating income (loss)	31	(296)	5	(22)
Finance expense, net	(5)	(20)	(1)	(10)
Income (loss) before income taxes	26	(316)	4	(32)
Income tax expense	—	—	—	—
Net income (loss)	26	(316)	4	(32)
Non-controlling interest share of net income	(4)	—	(2)	(1)
Net income (loss) attributable to Acorn Energy, Inc. shareholders	$22	$(316)	$2	$(33)

Basic and diluted net income (loss) per share attributable to Acorn Energy, Inc. shareholders:	$0.00	$(0.01)	$0.00	$(0.00)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted
Basic	39,687	39,659	39,687	39,687
Diluted	39,913	39,659	39,935	39,687

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of June 30, 2021	As of December 31, 2020
ASSETS
Current assets:
Cash	$1,955	$2,063
Accounts receivable, net	706	608
Inventory, net	363	236
Deferred charges	738	764
Other current assets	144	126
Total current assets	3,906	3,797
Property and equipment, net	273	268
Right-of-use assets, net	447	494
Other assets	701	642
Total assets	$5,327	$5,201
LIABILITIES AND DEFICIT
Current liabilities:
Short-term credit	$-	$149
Accounts payable	277	229
Accrued expenses	215	168
Deferred revenue	3,239	3,214
Current operating lease liabilities	103	99
Other current liabilities	32	33
Total current liabilities	3,866	3,892
Long-term liabilities:
Deferred revenue	1,480	1,340
Long-term operating lease liabilities	391	443
Other long-term liabilities	49	45
Total long-term liabilities	1,920	1,828
Commitments and contingencies Deficit:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share: Authorized – 42,000,000 shares; Issued – 39,687,589 shares at June 30, 2021 and December 31, 2020	397	397
Additional paid-in capital	102,762	102,726
Warrants	3	3
Accumulated deficit	(100,591)	(100,613)
Treasury stock, at cost – 801,920 shares at June 30, 2021 and December 31, 2020	(3,036)	(3,036)
Total Acorn Energy, Inc. shareholders’ deficit	(465)	(523)
Non-controlling interests	6	4
Total deficit	(459)	(519)
Total liabilities and deficit	$5,327	$5,201

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(IN THOUSANDS)

	Six months ended June 30,
	2021	2020
Cash flows provided by operating activities:
Net income (loss)	$26	$(316)
Depreciation and amortization	37	21
Non-cash lease expense	59	59
Stock-based compensation	36	19
Change in operating assets and liabilities:
Decrease (increase) in accounts receivable	(98)	256
Increase in inventory	(127)	(10)
Increase in deferred charges	(33)	(5)
Decrease (increase) in other current assets and other assets	(18)	63
Increase (decrease) in accounts payable and accrued expenses	95	(4)
Increase (decrease) in deferred revenue	165	(10)
Decrease in operating lease liability	(60)	(38)
Increase in other current liabilities and non-current liabilities	1	43
Net cash provided by operating activities	83	78

Cash flows used in investing activities:
Investments in technology	(42)	(88)
Payments made for patent filings	—	(3)
Net cash used in investing activities	(42)	(91)

Cash flows provided by financing activities:
Short-term credit, net	(149)	45
Loan proceeds	—	462
Stock option exercise proceeds	—	19
Net cash (used in) provided by financing activities	(149)	526

Net (decrease) increase in cash	(108)	513
Cash at the beginning of the year	2,063	1,247
Cash at the end of the period	$1,955	$1,760

Supplemental cash flow information:
Cash paid during the year for:
Interest	$4	$16

Non-cash investing and financing activities:
Accrued preferred dividends to former Acorn director and/or former OmniMetrix CEO	$2	$2

Non-GAAP Definition

OmniMetrix monitoring systems include the sale of equipment and of monitoring services. The majority of the sales of OmniMetrix equipment do not qualify as a separate unit of accounting. As a result, revenue (and related costs) associated with sale of equipment are recorded to deferred revenue (and deferred charges) upon shipment for PG and CP monitoring units. Revenue and related costs with respect to the sale of equipment are recognized over the estimated life of the units which are currently estimated to be three years. In the rare instance that a specific sale of OmniMetrix equipment does qualify as a separate unit of accounting (the unit is custom designed and sold without monitoring), the revenue is recognized when the unit is shipped to the customer and not deferred. Revenues from the prepayment of monitoring fees (generally paid twelve months in advance) are initially recorded as deferred revenue upon receipt of payment from the customer and then amortized to revenue over the monitoring service period.

Acorn has provided a non-GAAP financial measure of cash-basis revenue (sales) to aid investors in better understanding our sales performance. Acorn believes this non-GAAP measure assists investors by providing additional insight into our operational performance and helps clarify sales trends.. For comparability of reporting, management considers non-GAAP measures in conjunction with generally accepted accounting principles (GAAP) financial results in evaluating business performance. The non-GAAP financial measure presented in this release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.